Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement on Form F-3 (No. 333-157817) and the related prospectus of Fly Leasing Limited (the “Company”),

(2) Registration Statement on Form F-3 (No. 333- 163036) and the related prospectus of the Company, and

(3) Registration Statement on Form S-8 (No. 333- 166667), pertaining to the Company’s 2010 Omnibus Incentive Plan of our reports dated March 16, 2012, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting included in the Annual Report (Form 20-F) of the Company for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Francisco, California

March 16, 2012